IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

CYBERCASH, INC., et. al.,	Case Nos. 01-0622 (MFW)

Debtors.	through 01-0624

Jointly Administered

ORDER PURSUANT TO SECTIONS 105, 363(b) AND 365
OF THE BANKRUPTCY CODE AND FED. R. BANKR. P.
2002, 6004, 6006, 9006, 9007 AND 9008: (i) APPROVING
FORM OF STOCK PURCHASE AGREEMENT;
(ii) APPROVING A BREAK-UP FEE AND CERTAIN
BIDDING PROCEDURES; (iii) PROVIDING FOR
ADDITIONAL NOTICE AND PROCEDURES RELATED
THERETO; AND (iv) GRANTING RELATED RELIEF

            Upon the Motion (the “Motion”) of the above-captioned debtors and debtors-in-possession (the “Debtors”) for an order (the “Procedures Order”) pursuant to sections 105, 363(b), (f) and (m), 365 and 1146(c) of title 11 of the United States Code (sections 101-1330, as amended, the “Bankruptcy Code”) and Rules 2002, 6004, 6006, 9006, 9007 and 9008 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), substantially in the form hereof: (a) scheduling an auction and a hearing in connection with the sale of all or substantially all of the Debtors’ assets (the “Assets”) and the assumption and assignment of certain executory contracts and unexpired leases (the “Executory Contracts”) in connection therewith; (b) approving the form of an Asset Purchase Agreement (the “Agreement”); (c) specifying terms and conditions for competing offers (the “Bidding Procedures”); (d) approving a Break-Up Fee as contemplated by the Agreement; (e) designating the form, manner and parties to receive notice with respect to the procedures for submitting Qualifying Bids (as defined below) at the Auction and providing for additional notice; and (f) granting related relief; and the Court having held a hearing to consider approval of the Procedures Order (the “Procedures Hearing”); and it appearing that due and timely notice of the Motion has been given to all parties entitled thereto; and upon the record of the Procedures Hearing; and due deliberation having been had, and sufficient cause appearing therefore, it is hereby

            FOUND AND DETERMINED1 THAT:

            A.       This Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2)(A), (N) and (O).

            B.       Notice of (a) the Motion and (b) the Procedures Hearing, as contemplated and executed in conjunction with the Order Fixing Dates, Times and Places of Hearings to Consider Motion for Further Orders Pursuant to Sections 105, 363(b), 363(f), 363(m), 365 and 1146(c) of the Bankruptcy Code and Fed. R. Bankr. P. 2002, 6004, 6006, 9006, 9007, and 9008, Inter Alia: (A) Authorizing Debtor to Sell Assets Free and Clear of All Liens and Claims to Network 1 Financial (“Network 1” or the “Purchaser”) or Any Higher and Better bidder Pursuant to the Terms of an Asset Purchase Agreement Dated March 1, 2001, (B) Approving a Break Up Fee and Certain Bidding Procedures, (C) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection with the Sale, (D) Fixing Manner and Extent of Notice of Such Auction and Hearings, and (B) Granting Related Relief (the “Notice Order”) was good and sufficient, and no other or further notice shall be required.

            C.       Based upon the record presented to the Court by the Debtors at the Procedures Hearing, (i) the Purchaser has expended and will continue to expend considerable time, money and energy in connection with the proposed purchase of the Assets, the proposed

[1]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.

assumption of the Executory Contracts and the negotiation of the Agreement in connection therewith; (ii) the Bidding Procedures, including the Break-Up Fee provision of the Agreement, as amended, and this Order: (a) have been negotiated in good faith and at arms’ length between the Debtors and the Purchaser and are necessary to induce the Purchaser to enter into its binding Agreement with the Debtors and (b) absent such provisions, the Purchaser would not have served as a “stalking horse” whose bid is subject to higher and better offers; and (iii) the Bidding Procedures, including the Break-Up Fee provision of the Agreement, as amended, and this Order, are fair and reasonable, reflect the Debtors’ exercise of sound business judgment consistent with their fiduciary duties, and, in the case of the Break-Up Fee, (x) are supported by reasonably equivalent value and fair consideration, (y) are actual, necessary costs and expenses of preserving the Debtors’ estates, and (z) are reasonable in amount, all within the meaning of Sections 503(b) and 507(a) of the Bankruptcy Code.

            E.       Notice of the Motion has been given to all persons or entities entitled thereto in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of this Court and orders of this Court. The form, manner of notice, and timing of the Notice are sufficient and appropriate in the particular circumstances of this case and are hereby approved. Therefore,

            IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

            1.       The form of the Agreement is hereby approved for the purpose of the Debtors’ solicitation of bids for the Assets.

            2.       The Debtors are hereby authorized to conduct an Auction for the Sale of all or substantially all of their Assets as contemplated by the Motion and utilizing the following Bidding Procedures:

(a)	Only qualified bidders (the “Qualified Bidders”) may submit bids or otherwise participate in the Auction. A Qualified Bidder is an entity that, on or before the Bidding Deadline, as hereinafter defined, (i) provides the Debtors with evidence that establishes to the Debtors’ satisfaction that the prospective bidder has sufficient financial ability to purchase the Assets and to obtain all necessary licenses, consents, and approvals and (ii) executes a non-disclosure agreement in form and substance satisfactory to the Debtors and which will be included in the solicitation package.

(b)	To be a qualifying bid (a “Qualified Bid”), the bid must: (a) be a bid made by a Qualified Bidder; (b) be in writing in the form of a mark up of the Agreement; (c) be accompanied by a refundable, good faith deposit of 10% of the bid (the “Deposit”); (d) be received by counsel for the Debtors, Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, Wilmington, Delaware 19801 (Attn: Robert J. Dehney, Esquire), no later than 4:00 p.m. (Eastern Time) on April 10, 2001 (the “Bidding Deadline”); and (e) clearly identify and describe in writing (i) the assets to be acquired (the “Acquired Assets”), (ii) the purchase price the Qualified Bidder is proposing to pay for the Acquired Assets which must be in an amount not less than $8,200,000.00 (the “Purchase Price”) and (iii) the form or forms of consideration to be paid to the Debtors at Closing; and/or (f) meet such other requirements as the Debtors, in their sole discretion, reasonably determine to warrant qualification of any such bid. Each Deposit shall be held by Debtors’ counsel in a non-interest bearing account until such time as the Debtors, in their sole discretion, have determined that the Qualified Bid to which the Deposit relates is rejected by the Debtors or until such Qualified Bid is properly withdrawn pursuant to these procedures.

(c)	The Agreement with Purchaser for all purposes shall be considered the Initial Qualified Bid if, and only if, the Purchaser complies in all material respects with the requirements of subparagraph (b) above except that the consideration provided for in the Agreement shall constitute a sufficient Purchase Price. If the Debtors receive at least one other Qualified Bid, the Debtors will conduct the Auction at the offices of Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, 18th Floor, Wilmington, Delaware 19801, on April 11, 2001, beginning at 10:00 a.m. (Eastern Time), or such later time or other place as the Debtors shall notify the Purchaser and all Qualified Bidders who have submitted Qualified Bids. Bidding at the Auction will commence with the highest or otherwise best Qualified Bid and continue in increments of $100,000, subject to the Debtors’ discretion to allow bidding to continue in smaller or higher increments, until all parties have made their final offers. At the conclusion of the bidding, the Debtors shall, if reasonably possible, announce their determination as to the persons or entities (i.e., the Successful Bidder or Bidders) submitting the highest and/or best bid or bids for some, substantially all or all of the Assets (the “Successful Bid(s)”) or that no acceptable bids were received. The Debtors shall have the right to continue or adjourn the Auction if, in the Debtors’ sole discretion, such continuance or adjournment is in the best interests of the Debtors and their creditors.

(d)	The Debtors, after consultation with the Official Committee of Unsecured Creditors (the “Committee”), may select more than one Successful Bidder so long as the Acquired Assets designated by each Successful Bidder are not materially in conflict. In selecting a Successful Bidder or Bidders, the Debtors shall consider, among other things, the total consideration to be received by the Debtors, the net benefit to the Debtors’ estates, specifically after giving effect to the Break-Up Fee, and the Bidder’s perceived ability to close any transaction in an expedited manner (as well as other factors).

(e)	All Qualified Bids shall remain open and irrevocable until the conclusion of the Sale Hearing and, if one or more Qualified Bids are received, the Qualified Bidder making the second highest or otherwise second best Bid with respect to a material portion of the Assets covered by the highest or best bid shall remain open and irrevocable until the earlier to occur of (i) the consummation of a Sale with a Successful Bidder that involves a material portion of the Assets designated by such Qualified Bidder as Acquired Assets, (ii) three (3) business days after the termination, without the consummation of a Sale, of an agreement with a Successful Bidder or Bidders, as the case may be, entered into between the selling Debtors and a Successful Bidder with respect to a material portion of the Assets designated by such Qualified Bidder as Acquired Assets and (iii) the thirtieth (30th) day after the date on which the Sale Hearing concludes.

(f)	If the Debtors receive one or more Qualified Bids and the Auction is conducted, the Debtors will notify the Bankruptcy Court of the results of the Auction at the Sale Hearing. The Debtors shall have the right not to proceed with any Sale or Sales if, in their business judgment, such action is in the best interests of the Debtors’ creditors and estates.

(g)	The Debtors have accepted a Qualified or Successful Bid only when such bid has been approved by the Bankruptcy Court at the

Sale Hearing. Upon failure to consummate a Sale because of a breach or failure on the part of a Successful Bidder, the Debtors may select in their business judgment the next highest or otherwise next best Qualified Bid to be the Successful Bid without further order of the Bankruptcy Court and may retain any deposit received from any breaching Successful Bidder, as well as pursue such other remedies as the Debtors deem appropriate.

(h)	Any Sale shall be on an “as is, where is” basis and without representations or warranties of any kind, nature or description by the Debtors, their agents, or their estates, except to the extent otherwise agreed between the Debtors and a Successful Bidder. Except as otherwise provided, all of the Debtors’ right, title and interest in and to the Assets shall be sold, free and clear of all interests, liens, claims and encumbrances (the “Interests”), with such Interests to attach to the proceeds of the sale of such Assets, subject to any claims or defenses the Debtors may possess with respect thereto.

(i)	The Debtors may: (a) determine, in their business judgment, and after consultation with the Committee: (i) to extend the bid deadline, (ii) who is a Qualified Bidder and (iii) which Qualified Bid is the highest or otherwise best offer, and (b) reject at any time before entry of an order of the Bankruptcy Court approving a Qualified Bid, any bid that they believe is (i) inadequate or insufficient; (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the sale, or (iii) contrary to the best interests of the Debtors, their estates and their creditors.

(j)	The Debtors reserve the right to modify, after consultation with the Committee, the Bidding Procedures if such modification is in the best interests of their estates and creditors and is consistent with terms of the Procedures Order.

            3.       The Debtors shall have the right to reject any offer which, in their discretion, is deemed inadequate or insufficient or which is contrary to the best interests of the bankruptcy estates and their creditors.

            4.       No agreement or bid, including the Agreement with Network 1, is accepted by or binding on the Debtors until such time as the Court has approved such agreement or bid. No Break-Up Fee shall be payable to Network 1 unless Network 1 removes its financing contingency and Network 1 demonstrates to the Court’s satisfaction that it is ready, willing and able to close under the Agreement.

            5.       Except as otherwise set forth in the Agreement or by order of the Court, in the event the Debtors are unable, for any reason, to either consummate the sale approved by the Court at the Sale Hearing or to execute and deliver any and all closing documents, its sole liability to the Successful Bidder shall be limited to return of the Deposit.

            6.       The Debtors shall not be responsible for any commission or fee owed to any broker with regard to the sale or transfer of the Assets or the Executory Contracts.

            7.       Each Bidder will be required to satisfy to the Court that it has the financial ability to fulfill its obligations in the event its offer is accepted.

            8.       No Qualified Bid shall be deemed finally accepted until an order of the Court is entered approving such sale.

            9.       Bidding subsequent to the initial Qualified Bid shall be in increments of at least $100,000.

            10.     The Break-Up Fee, as set forth more fully in the Agreement, as amended, is hereby approved. The Break-Up Fee shall be computed as follows: If the aggregate consideration received in connection with an Alternative Transaction, as such term is defined in the Agreement, consummated by the Debtors (“Alternative Transaction Price”) is equal to or exceeds $8,200,000, but is equal to or less than $8,400,000, Buyer shall be entitled to a fee of $100,000. If the Alternative Transaction Price exceeds $8,400,000, Buyer shall be entitled to a fee of $100,000 plus five percent (5%) of the amount by which the Alternative Transaction Price exceeds $8,400,000, up to a maximum aggregate fee of $550,000, payable on the terms set forth in the Agreement, as amended. If the Buyer and Seller do not agree in writing on the fair market value of any non-cash consideration for an Alternative Transaction, then the Bankruptcy Court shall determine the fair market value of such consideration.

            11.      The Debtors shall provide notice of the Auction and Sale Hearing, as well as their intent to potentially assume and assign any executory contracts or unexpired leases for nonresidential real property, as such term is defined in the Motion, in the following manner:

a)	By publishing notice, substantially in the form of the Notice of Sale of Assets attached hereto as Exhibit 1 (the “Sale Notice”), in the national edition of the New York Times on or before March 30, 2001;

b)	By serving a copy of the Sale Notice upon all equity security holders of record on March 21, 2001;

c)	By serving notice on the non-debtor parties to the Executory Contracts, as such term is defined in the Motion, substantially in the form of the Notice of Intent to Assume and Assign Unexpired Lease or Executory Contract attached hereto as Exhibit 2 (the “Assignment Notice”), together with the amount, if any, the Debtors propose is necessary to cure any defaults under any of the Executory Contracts; and

d)	By serving notice via electronic mail on the Customer parties to the Customer Contracts as set forth in the Motion substantially in the form of the Customer Notice Letter attached hereto as Exhibit 3.

The form of notice set forth above shall constitute good and sufficient notice of the Motion, the Auction, and the Sale Hearing, and any requirements for other notice be, and hereby are, waived and dispensed with pursuant to Rules 2002, 6006, 9006 and 9007 of the Fed. R. Bank. R. and section 105 of the Bankruptcy Code.

            12.      This Order shall survive entry of an order which may be entered converting this case to chapter 7 or any order confirming a plan of reorganization.

Dated: March 23, 2001
          Wilmington, Delaware

/s/ MARY F. WALRATH UNITED STATES BANKRUPTCY JUDGE

EXHIBIT 1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

CYBERCASH, INC.,	Case Nos. 01-0622 (MFW)

TELLAN SOFTWARE, INC., and ICVERIFY, INC.,	through 01-0624
Debtors.	Jointly Administered

Hearing Date: April 17, 2001 at 12:00 p.m.

Response Date: April 16, 2001 at 12:00 p.m.

NOTICE OF SALE OF ASSETS

            PLEASE TAKE NOTICE THAT: On March 2, 2001, the above-captioned debtors and debtors in possession each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

            Asset Sale. Pursuant to the order (the “Procedures Order”) entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), the Debtors are conducting a sale (the “Sale”) of all or substantially all of their assets (the “Assets”) free and clear of all liens, claims and encumbrances. A hearing on the motion to approve the sale of the Assets (the “Sale Hearing”) is scheduled for April 17, 2001 at 12:00 p.m., before The Honorable Mary F. Walrath, United States Bankruptcy Judge, 824 Market Street, 6th Floor, Wilmington, Delaware 19801.

            Objections. Objections (“Objections”) to the Sale of the Assets, if any, must be (a) filed with the Clerk of the Bankruptcy Court, 824 Market Street, 5thFloor, Wilmington, Delaware 19801, and (b) served on (i) counsel to the Debtors, Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, Wilmington, Delaware 19801, (Attn: Robert J. Dehney, Esq.), (ii) counsel to the Purchaser, Cohen & Mohr, 1420 Beverly Road, Suite 380, McLean, VA 22101, (Attn: Daniel Duval, Esq.) and (iii) the United States Trustee (the “Notice Parties”) so as to be received by no later than 12:00 p.m. on April 16, 2001 (Eastern Time) (the “General Objection Deadline”). If no Objection is timely filed with the Court and served on the Notice Parties by the General Objection Deadline, the Court may grant the relief requested in the motion without further hearing or notice. If an Objection is timely and properly filed, the Bankruptcy Court will consider such Objection at the Sale Hearing, or as soon thereafter as counsel can be heard.

            FOR FURTHER INFORMATION REGARDING THIS NOTICE OR THE PROCEDURES ORDER, please visit http://www.cybercash.com/restructure.

Dated: March 23, 2001                BY ORDER OF THE COURT

EXHIBIT 2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

CYBERCASH, INC., TELLAN SOFTWARE, INC., and ICVERIFY, INC.,	Case Nos. 01-0622 (MFW) through 01-0624

Debtors.	Jointly Administered Hearing Date: April 17, 2001 at 12:00 p.m.

Response Date: Apr11 16, 2001 at 12:00 p.m.

NOTICE OF INTENT TO ASSUME AND ASSIGN
UNEXPIRED LEASE OR EXECUTORY CONTRACT

            PLEASE TAKE NOTICE THAT: On March 2, 2001, the above-captioned debtors and debtors (the “Debtors”) in possession each filed for voluntary relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

            Asset Sale. Pursuant to the Order (the “Procedures Order”) entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), the Debtors are conducting a sale (the “Sale”) of all or substantially all of their assets (the “Assets”) free and clear of all liens, claims and encumbrances. A hearing on the motion to approve the sale of the Assets (the “Sale Hearing”) is scheduled for April 17, 2001 at 12:00 p.m., before The Honorable Mary F. Walrath, United States Bankruptcy Judge, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. In conjunction with that sale, the Debtors hereby provide notice of their intent to potentially assume, assign and sell pursuant to sections 363 and 365 of the Bankruptcy Code, the executory contract and/or unexpired lease to which both you and the Debtors are party (the “Executory Contract(s)”).

            Cure. The Debtors believe that $[merge field] represents the total of any amounts that are required to cure any default under the Executory Contract(s) (the “Cure Amounts”). On the Closing Date, or as soon thereafter as is reasonably practicable, you will be paid the Cure Amount if your Executory Contract ultimately is assumed and assigned as part of the Asset Sale or Sales.

            Objections. Objections (“Objections”) to the assumption or assignment of any Executory Contract, including, without limitation, objections to the Debtors’ proposed Cure Amount, if any, must be (a) filed with the Clerk of the Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801, and (b) served on (i) counsel to the Debtors, Morris, Nichols, Arsht and Tunnell, 1201 North Market Street, Wilmington, Delaware 19801, (Attn: Robert J. Dehney, Esq.), (ii) counsel to the Purchaser, Cohen & Mohr, 1420 Beverly Road, Suite 380, McLean, VA 22101, (Attn: Daniel Duval, Esq.) and (iii) the United States Trustee (the “Notice Parties”) so as to be received by no later than 12:00 p.m. on April 16, 2001 (Eastern Time) (the “General Objection Deadline”),. If no Objection is timely filed with the Court and sewed on the Notice Parties by the General Objection Deadline, the Cure Amount set forth above shall be controlling notwithstanding anything to the contrary in any Assigned Contract or other document and you shall be forever barred from objecting to the assumption and assignment of the Executory Contract or asserting any other claim arising prior to the assignment of such Executory Contract against the Debtors, the Purchaser or the Successful Bidder or Bidders if it is an Assigned Contract. If an Objection is timely and properly filed, the Bankruptcy Court will consider such Objection at the Sale Hearing, or as soon thereafter as counsel can be heard.

            Modifications. The Debtors reserve the right, in their sole and absolute discretion to (a) at any time prior to the Closing Date, to amend their decision with respect to the assumption and assignment of any executory contract or unexpired lease and provide you with a new notice amending the information provided in this notice.

            FOR FURTHER INFORMATION REGARDING THIS NOTICE OR THE PROCEDURES ORDER, please visit http://www.cybercash.com/restructure.

Dated: March 23, 2001                     BY ORDER OF THE COURT

EXHIBIT 3

March XX, 2001

Dear CyberCash Customer

As you may be aware, CyberCash is in the process of reorganizing its business under Chapter 11 of the Bankruptcy Code to ensure that we can continue providing our customers with the same industry leading Internet payment processing service and support that have made CyberCash an e-Commerce leader worldwide. Throughout this process we intend to continue to operate our business as usual and we are signing up new merchants daily. You will experience no interruption in your credit card processing or degradation of support.

Our relationship with you — our merchants — is our greatest asset. So please rest assured that CyberCash intends to assume your processing agreement in the proceeding and remains committed to providing you with the most secure, most convenient and most dependable Internet payment processing services available. Again, your service will not be interrupted and you do not need to take any action to continue processing your credit card payments through CyberCash.

To facilitate our successful reorganization and ensure that CyberCash emerges from this process stronger and more dependable than ever, it may be necessary to provide new ownership for all or a portion of the company’s assets, including the CyberCash service. If new ownership takes over the Internet payment processing operations, CyberCash intends to assume and assign your contract to the new owners to ensure your continued access to our state-of-the-art processing technology without interruption. This letter requires no action from you unless you wish to contest CyberCash’s assumption and assignment of our agreement(s) with you, which is a right you have under the Bankruptcy Code.

In addition, if you believe that CyberCash has defaulted in our obligations under our service relationship and owes you money as a result, you may file a claim and request that CyberCash pay such amount as a condition of assuming the relationship. CyberCash does not believe that it currently owes any amounts under our agreement(s) with you. However, any claims or amounts that are properly owing under any of our contractual obligations will be cured before the contracts are assigned.

If you wish to file a formal objection to the proposed assumption and assignment, such objection must: (1) be in writing; (2) conform to the requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Rules of the United States Bankruptcy Court for the District of Delaware; (3) set forth the name and address of the objector and contain requisite information respecting the objecting party’s status; (4) state with specificity what cure the objecting party believes is required with appropriate documentation in support thereof; and (5) no later than 12:00 p.m. on April 16, 2001 (Eastern Time), be (a) filed with the Clerk of Court for the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, Delaware 19801, and (b) served so as to be received on such date by (i) counsel to the debtors, Morris, Nichols, Arsht and Tunnell, 1201 N. Market Street, P.O. Box 1347, Wilmington, Delaware (Attn: Robert J. Dehney, Esq.), (ii) counsel to the Official Committee of Unsecured Creditors, Orrick Herrington & Sutcliffe, 666 Fifth Ave., New York, New York, 10103 (Attn: Arnold Gulkowitz, Esq.) and Walsh, Monzack & Monaco, P.A., 400 Commerce Center, 1201 N. Orange St., Wilmington, Delaware, 19801 (Attn: Francis A. Monaco, Esq.) and (iii) the Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, PA 19106 (Attn: Maria Giannirakis, Esq.).

Additional information regarding CyberCash’s assumption and assignment of your contract, as well as other information pertaining to CyberCash’s reorganization is available online at www.cybercash.com/claims_help, or you may contact our customer service representatives directly at (703) 715-5788.

On behalf of CyberCash’s management team and all of our employees, thank you for your continued support. We will keep you apprized of the status of our reorganization in the weeks ahead and look forward to continuing to serve you in the future.

Sincerely,

John H. Karnes,
Executive Vice President
and Chief Financial Officer